Exhibit 99.1

Schnitzer Reports Fourth Quarter Fiscal 2013 Financial Results

Steel Manufacturing Business Reports Best Performance since Fiscal 2008

Additional Cost Savings and Productivity Improvements Planned for Metals Recycling Business in Fiscal 2014

Reported Results Include a Non-cash Goodwill Impairment and Other Charges in the Metals Recycling Business

PORTLAND, Ore.--(BUSINESS WIRE)--October 29, 2013--Schnitzer Steel Industries, Inc. (Nasdaq:SCHN) today reported an adjusted loss per share of $(0.51) for the fourth quarter ended August 31, 2013, excluding a non-cash goodwill impairment charge, other asset impairment charges, restructuring charges and tax valuation allowances. The Company reported a loss per share of $(10.82) for the fourth quarter ended August 31, 2013. This compares with an adjusted earnings per share of $0.11, excluding restructuring charges, and a reported loss per share of $(0.02) for the fourth quarter of fiscal 2012. Notwithstanding the significant impact to earnings as a result of the impairments and other charges, the Company generated positive operating cash flows of $38 million in the fourth quarter.

Challenging market conditions for recycled ferrous metals resulted in lower export selling prices and reduced sales volumes as compared to both the third quarter of fiscal 2013 and the fourth quarter of fiscal 2012. In addition, purchase prices for raw materials did not decrease as much as selling prices during the quarter due to constrained supply which contributed to operating margin compression in both our Metals Recycling and Auto Parts Businesses.

In the fourth quarter, our Metals Recycling Business took a non-cash goodwill impairment charge of $321 million and other asset impairment charges of $13 million. In the fourth quarter, MRB’s adjusted operating loss of $6 per ton excludes the non-cash goodwill impairment, other asset impairment charges and restructuring charges. MRB's adjusted operating income includes an estimated adverse impact of $12 per ton from a combination of average inventory costing and other items related to inventory valuations, costs associated with fire damage at two facilities and a bad debt expense from a customer bankruptcy.

Our Auto Parts Business generated operating margins of 7% in the fourth quarter, before the impact of new stores opened in fiscal 2013. APB's operating margin includes an adverse impact of approximately 400 basis points from average inventory costing. During the fourth quarter, APB incurred $2 million of operating losses related to the new sites added during fiscal 2013 which lowered APB's reported operating margin to 4%.

Our Steel Manufacturing Business reported its best fourth quarter and full year performance since fiscal 2008, generating $2 million of quarterly operating income driven largely by slowly improving demand leading to increased sales volumes and by productivity improvements.

During fiscal 2013, we implemented restructuring initiatives which reduced annual operating expenses by $25 million. These benefits were more than offset by the impact of adverse market conditions. In light of continued market challenges, we are implementing additional cost reduction and productivity improvement initiatives which are targeted to further reduce our annual operating expenses by $30 million with approximately 70% expected to benefit fiscal 2014 performance and the full benefits achieved in fiscal 2015. The additional savings, which are primarily in our Metals Recycling operations, are expected to result from a combination of reducing organizational layers, productivity improvements, procurement savings, internal synergies and other operating efficiencies. We anticipate incremental restructuring charges of $3 million to be incurred in fiscal 2014.

Consolidated Summary Results
($ in millions, except per share amounts)
	Quarter			Year
	4Q13	3Q13	4Q12	2013	2012
Revenues	$657	$710	$762	$2,622	$3,341

Operating Income (Loss)	(348)	7	(1)	(328)	54
Goodwill Impairment Charge	321	—	—	321	—
Other Asset Impairment Charges	13	—	—	13	—
Restructuring Charges	3	2	5	8	5
Adjusted Operating Income (Loss)	(11)	9	4	14	59

Net Income (Loss) attributable to SSI	(289)	1	—	(281)	27

Adjusted Net Income (Loss) attributable to SSI(1)	$(14)	$2	$3	$(2)	$31

Net Income (Loss) per share attributable to SSI	$(10.82)	$0.03	$(0.02)	$(10.56)	$0.99

Adjusted diluted EPS attributable to SSI(1)	$(0.51)	$0.09	$0.11	$(0.07)	$1.12

(1) Includes same adjustments, net of tax, as in adjusted operating income above as well as a valuation allowance on deferred tax assets of $29 million. See Non-GAAP Financial Measures for reconciliation to U.S. GAAP.

Tamara Lundgren, President and Chief Executive Officer, commented on the Company’s results, “While each of our businesses is well positioned to achieve higher profitability when market conditions improve, this quarter was negatively impacted by a number of significant items and an adverse impact from average inventory costs. Notwithstanding the significant impact to reported earnings, we generated $38 million of operating cash flow in the fourth quarter and continued to invest in our business and to return capital to our shareholders through our quarterly dividend.”

Lundgren continued: "In fiscal 2013, we delivered $25 million of savings from reducing SG&A and production efficiencies which lowered our cost of goods sold. However, these benefits were offset by the adverse impact of weak market conditions. In fiscal 2014, we expect to deliver organic growth in each of our businesses and, in addition, we are targeting $30 million of additional savings. With our major capital projects completed, we also anticipate significantly lower capital spending in fiscal 2014.”

Lundgren concluded: “With slowly improving demand for steel driving increased sales volumes and with the benefits of productivity improvements, SMB delivered its best performance since fiscal 2008. Our focus in fiscal 2014 will be to continue to deliver cost savings and productivity improvements throughout the Company and to further leverage the synergies between APB and MRB, all of which we expect will make our Company stronger in the long-run. We are very gratified that, in light of the market environment that the Company is facing, our teams continue to do an unwavering and excellent job in serving our customers and our communities. It is their commitment to excellence that was reflected in our selection as “Scrap Company of the Year” by American Metal Market.”

Metals Recycling Business

Summary of Metals Recycling Business Results
($ in millions, except selling prices; Fe volumes 000s long tons; NFe volumes M lbs)
	Quarter			Year
	4Q13	3Q13	4Q12	2013	2012
Total Revenues	$535	$605	$652	$2,210	$2,949

Ferrous Revenues	$398	$465	$485	$1,677	$2,298
Ferrous Volumes	1,088	1,164	1,178	4,309	5,115
Avg. Net Ferrous Sales Prices ($/LT)(1)	$336	$367	$378	$358	$415

Nonferrous Revenues	$129	$131	$158	$502	$614
Nonferrous Volumes	141	135	169	520	629
Avg. Net Nonferrous Sales Prices ($/lb)(1)	$0.89	$0.94	$0.90	$0.93	$0.94

Operating Income (Loss)(2)	$(340)	$9	$13	$(312)	$64
Goodwill Impairment	321	—	—	321	—
Asset Impairment Charges	13	—	—	13	—

Adjusted Operating Income (Loss)(3)(4)	$(6)	$9	$13	$23	$64

(1) Sales prices are shown net of freight.
(2) Operating income (loss) does not include the impact of restructuring charges.
(3) See Non-GAAP Financial Measures for reconciliation to U.S. GAAP.
(4) Numbers may not foot due to rounding

Sales Volumes: Ferrous sales volumes of 1.1 million tons in the fourth quarter decreased 7% from the third quarter, primarily due to softer export demand. Nonferrous sales volumes of 141 million pounds increased 4% sequentially, primarily due to benefits from higher production levels and increased shipments in August.

Export customers accounted for 74% of total ferrous sales volumes in the fourth quarter. Our ferrous and nonferrous products were shipped to 14 countries, with Turkey, China and South Korea the top export destinations for ferrous shipments.

Pricing: Demand softened in the export markets in early June, driving average ferrous net sales prices in the fourth quarter down by $31 per ton, or 8%, from third quarter levels. Domestic selling prices were also lower sequentially, however an upward movement mid-quarter resulted in a lower overall decline as compared to export prices. Nonferrous prices decreased 5% sequentially in the fourth quarter, primarily due to lower commodity prices.

Margins: Adjusted operating loss per ferrous ton of $6 in the fourth quarter of fiscal 2013 reflected weaker export market conditions, including an estimated adverse impact of $12 per ton from a combination of average inventory costs and other items related to inventory valuations, costs associated with fire damage at two facilities and a bad debt expense related to a customer bankruptcy.

Auto Parts Business

Summary of Auto Parts Business Results
($ in millions, except locations)

	Quarter			Year
	4Q13	3Q13	4Q12	2013	2012
Revenues	$79	$86	$72	$313	$317
Operating Income(1)(2)	$3	$8	$2	$25	$33

Car Purchase Volumes (000s)	94	95	81	356	339
Locations (end of quarter)	61	61	51	61	51

(1) Operating income does not include the impact of restructuring charges.
(2) See Non-GAAP Financial Measures for reconciliation to U.S. GAAP.

Revenues: Revenues in the fourth quarter decreased 8% sequentially resulting from a decline in commodity prices and seasonally lower admissions and part sales.

Margins: Operating margins of 7%, before the impact of new stores added in fiscal 2013, were compressed by lower commodity prices, an estimated adverse impact of approximately 400 basis points from average inventory costing, and retail seasonality. During the fourth quarter, APB incurred $2 million of operating losses related to the new sites added during fiscal 2013, including integration and startup costs, which lowered APB's reported operating margin to 4%. (See Non-GAAP Financial Measures for reconciliation to U.S. GAAP)

Steel Manufacturing Business

Summary of Steel Manufacturing Business Results
($ in millions, except selling prices; volume in thousands of short tons)

	Quarter			Year
	4Q13	3Q13	4Q12	2013	2012
Revenues	$96	$93	$90	$352	$333
Operating Income (Loss)	$2	$—	$(3)	$7	$(2)

Avg. Net Sales Prices ($/ST)	$667	$687	$685	$680	$715
Finished Goods Sales Volumes	138	125	126	488	447

Sales Volumes: Finished steel sales volumes of 138 thousand tons increased 10% from the third quarter as well as the prior year quarter due to higher demand for long products on the West Coast.

Pricing: Average net sales prices for finished steel products decreased 3% primarily due to the impact of lower scrap prices on selling prices for finished goods.

Margins: Operating income of $2 million resulted from improved demand for finished steel products, benefits from higher sales volumes and operational efficiencies arising from productivity improvements.

Cost Reductions

During fiscal 2013, SG&A was lower by 9%, or $19 million, as compared to the prior year, excluding $5 million of operating expenses related to new APB sites in fiscal 2013 and $2 million of environmental credits which benefited fiscal 2012. Including production efficiencies which reduced costs of goods sold, our cost reduction initiatives lowered annual pre-tax operating costs by $25 million in fiscal 2013. Total restructuring charges in fiscal 2013 were $8 million pre-tax, or approximately $0.20 of diluted earnings per share. During the fourth quarter, we incurred $3 million of restructuring charges, or approximately $0.05 of diluted earnings per share. The restructuring charges consisted primarily of cash severance costs from headcount reductions, contract termination costs, and other related costs.

An additional cost reduction program beginning in fiscal 2014 is targeted to further reduce operating expenses by $30 million, primarily in our Metals Recycling Business. We expect these cost reductions to include approximately $27 million from reduced production expenses within costs of goods sold and $3 million from reduced SG&A.

Fiscal Year 2013 Results

For fiscal 2013, Schnitzer reported full year revenues of $2.6 billion and adjusted loss per share of $(0.07). Reported loss per share was $(10.56) for fiscal 2013. This compares with fiscal 2012 revenues of $3.3 billion and adjusted diluted earnings per share of $1.12 and reported diluted earnings per share of $0.99.

During fiscal 2013, the Company invested $50 million in acquisitions, including the purchase of noncontrolling interests, and $90 million in capital expenditures and returned $20 million to shareholders through dividend payments.

The Company's effective tax rate for fiscal year 2013 was a benefit of 17% which was lower than the federal statutory rate primarily due to the recognition of a valuation allowance on deferred tax assets and the impact of the non-deductible portion of the goodwill impairment charge.

Analysts' Conference Call: Fourth Quarter of Fiscal 2013

A conference call and slide presentation to discuss results will be held today, October 29, 2013, at 11:30 a.m. EDT hosted by Tamara Lundgren, President and Chief Executive Officer, and Richard Peach, Chief Financial Officer. The call and the slides will be webcast and accessible on the Company's website at www.schnitzersteel.com.

Summary financial data is provided in the following pages. The slides and related materials will be available prior to the call on the website.

SCHNITZER STEEL INDUSTRIES, INC.
FINANCIAL HIGHLIGHTS
(in thousands)
(Unaudited)

	For the Three Months Ended			For the Year Ended
	August 31, 2013	May 31, 2013	August 31, 2012	August 31, 2013	August 31, 2012

REVENUES:

Metals Recycling Business:
Ferrous revenues	$397,947	$465,194	$485,030	$1,677,035	$2,297,580
Nonferrous revenues	129,199	130,600	157,915	501,655	614,467
Other revenues	7,817	9,076	8,864	31,794	36,660
Total Metals Recycling Business revenues	534,963	604,870	651,809	2,210,484	2,948,707

Auto Parts Business	79,231	86,439	71,662	313,306	316,884
Steel Manufacturing Business	96,235	92,943	90,179	352,454	333,227
Intercompany sales eliminations	(53,844)	(73,957)	(51,365)	(254,333)	(257,880)
Total revenues	$656,585	$710,295	$762,285	$2,621,911	$3,340,938

OPERATING INCOME (LOSS):

Adjusted Metals Recycling Business(1)	$(6,097)	$8,789	$13,004	$22,504	$63,872
Auto Parts Business	3,191	8,273	1,611	24,539	33,304
Steel Manufacturing Business	2,169	(72)	(2,683)	6,541	(2,081)
Segment operating income (loss)(2)	(737)	16,990	11,932	53,584	95,095

Corporate expense	(10,188)	(8,625)	(8,875)	(38,750)	(37,512)
Intercompany eliminations	299	695	588	(664)	1,097
Adjusted operating income (loss)	(10,626)	9,060	3,645	14,170	58,680

Goodwill impairment charge	(321,000)	—	—	(321,000)	—
Other asset impairment charges	(13,053)	—	—	(13,053)	—
Restructuring charges	(2,900)	(1,873)	(5,012)	(7,906)	(5,012)
Total operating income (loss)	$(347,579)	$7,187	$(1,367)	$(327,789)	$53,668

(1) Adjusted for goodwill impairment charge and other asset impairment charges. See Non-GAAP Financial Measures for reconciliation to U.S. GAAP.
(2) Segment operating income (loss) does not include the impact of restructuring charges.

SCHNITZER STEEL INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(in thousands, except per share amounts)
(Unaudited)

	For the Three Months Ended			Fiscal Year Ended
	August 31, 2013	May 31, 2013	August 31, 2012	August 31, 2013	August 31, 2012
Revenues	$656,586	$710,295	$762,285	$2,621,911	$3,340,938
Cost of goods sold	620,457	652,263	712,434	2,415,391	3,079,716
Selling, general and administrative	47,388	49,390	46,668	193,533	205,178
Income from joint ventures	(633)	(418)	(462)	(1,183)	(2,636)
Goodwill impairment charge	321,000	—	—	321,000	—
Other asset impairment charges	13,053	—	—	13,053	—
Restructuring	2,900	1,873	5,012	7,906	5,012
Operating income (loss)	(347,579)	7,187	(1,367)	(327,789)	53,668
Interest expense	(2,584)	(2,788)	(2,407)	(9,743)	(11,880)
Other income (expense), net	(332)	141	1,097	83	1,168
Income (loss) before income taxes	(350,495)	4,540	(2,677)	(337,449)	42,956
Income tax benefit (expense)	61,617	(2,986)	1,830	57,426	(14,039)
Net income (loss)	(288,878)	1,554	(847)	(280,023)	28,917
Net income (loss) attributable to noncontrolling interests	(356)	(734)	362	(1,419)	(1,513)
Net income (loss) attributable to SSI	$(289,234)	$820	$(485)	$(281,442)	$27,404

Income (loss) per share attributable to SSI - basic	$(10.82)	$0.03	$(0.02)	$(10.56)	$1.00
Income (loss) per share attributable to SSI - diluted	$(10.82)	$0.03	$(0.02)	$(10.56)	$0.99

Weighted average number of common shares:
Basic	26,733	26,671	26,777	26,656	27,317
Diluted	26,733	26,813	26,777	26,656	27,553
Dividends declared per common share	$0.188	$0.188	$0.188	$0.750	$0.410

SCHNITZER STEEL INDUSTRIES, INC.
SELECTED OPERATING STATISTICS
(Unaudited)

					Fiscal Year					Fiscal Year
	1Q13	2Q13	3Q13	4Q13	2013	1Q12	2Q12	3Q12	4Q12	2012
Metals Recycling Business
Ferrous Selling Prices ($/LT) (1)
Domestic	$354	$363	$367	$346	$358	$420	$424	$414	$357	$406
Exports	360	374	367	332	359	436	420	427	384	417
Average	$358	$372	$367	$336	$358	$432	$421	$424	$378	$415

Ferrous Sales Volume (LT)
Domestic	279,450	260,509	314,240	288,112	1,142,311	319,450	297,142	308,521	261,748	1,186,861
Export	675,212	842,509	849,991	799,644	3,167,356	912,939	1,055,237	1,044,063	915,927	3,928,166
Total Processed	954,662	1,103,018	1,164,231	1,087,756	4,309,667	1,232,389	1,352,379	1,352,584	1,177,675	5,115,027

Nonferrous Average Price ($/LB) (1)	$0.95	$0.97	$0.94	$0.89	$0.93	$1.00	$0.91	$0.97	$0.90	$0.94

Nonferrous Sales Volume (LB, in 000s)	118,931	125,500	135,256	140,755	520,442	137,243	168,545	154,071	168,794	628,652

Steel Manufacturing Business
Sales Prices ($/ST) (1) (2)
Average	$680	$690	$687	$667	$680	$722	$725	$734	$685	$715

Sales Volume (ST) (2)
Rebar	78,159	58,132	71,561	83,911	291,763	62,487	51,141	55,378	74,797	243,803
Coiled Products	45,533	32,130	46,088	46,334	170,085	39,120	55,785	42,753	45,103	182,761
Merchant Bar and Other	5,926	5,355	7,358	7,298	25,937	5,030	5,097	4,812	5,837	20,776
Total	129,618	95,617	125,007	137,543	487,785	106,637	112,023	102,943	125,737	447,340

Auto Parts Business
Car purchase volumes (000)	79	88	95	94	356	85	84	89	81	339
Number of self-service locations at end of quarter	51	59	61	61	61	50	51	51	51	51

(1) Price information is shown after a reduction for the cost of freight incurred to deliver the product to the customer.
(2) Excludes billet sales.

SCHNITZER STEEL INDUSTRIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)
	August 31, 2013	August 31, 2012
Assets
Current Assets:
Cash and cash equivalents	$13,481	$89,863
Accounts receivable, net	188,270	137,313
Inventories, net	236,049	246,992
Other current assets	29,430	42,651
Total current assets	467,230	516,819

Property, plant and equipment, net	564,426	564,185

Goodwill and other assets	373,856	682,569

Total assets	$1,405,512	$1,763,573

Liabilities and Equity
Current liabilities:
Short-term borrowings	$9,174	$683
Other current liabilities	156,960	178,159
Total current liabilities	166,134	178,842

Long-term debt, net of current maturities	372,663	334,629

Other long-term liabilities	85,516	142,158

Redeemable noncontrolling interest	—	22,248

Equity:
Total Schnitzer Steel Industries, Inc. ("SSI") shareholders' equity	776,558	1,080,583
Noncontrolling interests	4,641	5,113
Total equity	781,199	1,085,696
Total liabilities and equity	$1,405,512	$1,763,573

Non-GAAP Financial Measures

This press release contains certain non-GAAP financial measures as defined under SEC rules such as adjusted operating income, adjusted net income attributable to SSI, adjusted diluted earnings per share attributable to SSI and the impact from new stores in our Auto Parts Business. As required by SEC rules, the Company has provided reconciliations of these measures to the most directly comparable U.S. GAAP measures. Management believes that each of the foregoing non-GAAP financial measures provides a meaningful presentation of the Company's results from its core underlying business operations excluding adjustments for goodwill and other impairment charges, restructuring charges, tax valuation allowances and startup costs that are not related to the Company's core underlying business operational performance and improves the period-to-period comparability of the Company's results from its core underlying business operations. These non-GAAP financial measures should be considered in addition to, but not as a substitute for, the most directly comparable U.S. GAAP measures.

Operating Income (Loss)
($ in millions)	Quarter			Year
	4Q13	3Q13	4Q12	2013	2012
Consolidated Operating Income (Loss):
Operating Income (Loss)	$(348)	$7	$(1)	$(328)	$54
Goodwill Impairment Charge	321	—	—	321	—
Other Asset Impairment Charges	13	—	—	13	—
Restructuring Charges	3	2	5	8	5
Adjusted Operating Income (Loss)	$(11)	$9	$4	$14	$59

MRB Operating Income (Loss):
Operating Income (Loss)	$(340)	$9	$13	$(312)	$64
Goodwill Impairment Charge	321	—	—	321	—
Other Asset Impairment Charges	13	—	—	13	—
Adjusted Operating Income (Loss)(1)	$(6)	$9	$13	$23	$64

(1) Numbers may not foot due to rounding

Net Income (Loss) attributable to SSI
($ in millions)	Quarter			Year
	4Q13	3Q13	4Q12	2013	2012
Net Income (Loss) attributable to SSI	$(289)	$1	$—	$(281)	$27
Goodwill impairment charge, net of tax	254	—	—	254	—
Other asset impairment charges, net of tax	9	—	—	9	—
Restructuring charges, net of tax	1	1	3	5	3
Valuation allowance on deferred tax assets	11	—	—	11	—
Adjusted Net Income (Loss) attributable to SSI(1)	$(14)	$2	$3	$(2)	$31

(1) Numbers may not foot due to rounding

Diluted Earnings per share attributable to SSI
($ per share)	Quarter			Year
	4Q13	3Q13	4Q12	2013	2012
Net Income (Loss) per share attributable to SSI	$(10.82)	$0.03	$(0.02)	$(10.56)	$0.99
Goodwill impairment charge, net of tax, per share	9.52	—	—	9.55	—
Other asset impairment charges, net of tax, per share	0.33	—	—	0.33	—
Restructuring charges, net of tax, per share	0.05	0.06	0.12	0.20	0.12
Valuation allowance on deferred tax assets, per share	0.41	—	0.01	0.41	0.01
Adjusted Diluted EPS attributable to SSI	$(0.51)	$0.09	$0.11	$(0.07)	$1.12

Auto Parts Business New Stores Impact
($ in millions)	4Q13
	Existing Stores(1)	New Stores(2)	Reported
Revenues	$72	$7	$79
Operating Income (Loss)	$5	$(2)	$3
Operating Income Margin	7%	NM	4%
Car Purchase Volumes (000)	84	10	94

	3Q13
	Existing Stores(1)	New Stores(2)	Reported
Revenues(3)	$80	$7	$86
Operating Income (Loss)(3)	$10	$(1)	$8
Operating Income Margin	12%	NM	10%
Car Purchase Volumes (000)	87	8	95

	FY13
	Existing Stores(1)	New Stores(2)	Reported
Revenues	$296	$17	$313
Operating Income (Loss)(3)	$29	$(5)	$25
Operating Income Margin	10%	NM	8%
Car Purchase Volumes (000)	335	21	356

(1) Existing Stores represents APB operations for stores owned one year or more.
(2) New Stores represent new acquisitions, or greenfield development, owned less than one year.
(3) Does not foot due to rounding.
NM = Not meaningful

About Schnitzer Steel Industries, Inc.

Schnitzer Steel Industries, Inc. is one of the largest manufacturers and exporters of recycled ferrous metal products in the United States with 60 operating facilities located in 14 states, Puerto Rico and Western Canada. The business has seven deep water export facilities located on both the East and West Coasts and in Hawaii and Puerto Rico. The Company's integrated operating platform also includes its auto parts and steel manufacturing businesses. The Company's auto parts business sells used auto parts through its 61 self-service facilities located in 16 states and Western Canada. With an effective annual production capacity of approximately 800,000 tons, the Company's steel manufacturing business produces finished steel products, including rebar, wire rod and other specialty products. The Company commenced its 106th year of operations in 2013.

Safe Harbor for Forward Looking Statements

Statements and information included in this press release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Except as noted herein or as the context may otherwise require, all references to “we,” “our,” “us” and “SSI” refer to the Company and its consolidated subsidiaries.

Forward-looking statements in this press release include statements regarding our expectations, intentions, beliefs and strategies regarding the future, which may include statements regarding trends, cyclicality and changes in the markets we sell into; strategic direction; changes to manufacturing and production processes; the cost of compliance with environmental and other laws; expected tax rates, deductions and credits; the realization of deferred tax assets; planned capital expenditures; liquidity positions; ability to generate cash from continuing operations; the potential impact of adopting new accounting pronouncements; expected results, including pricing, sales volumes and profitability; obligations under our retirement plans; benefits, savings or additional costs from business realignment and cost containment programs; and the adequacy of accruals.

When used in this report, the words “believes,” “expects,” “anticipates,” “intends,” “assumes,” “estimates,” “evaluates,” “may,” “could,” “opinions,” “forecasts,” “future,” “forward,” “potential,” “probable,” and similar expressions are intended to identify forward-looking statements.

We may make other forward-looking statements from time to time, including in reports filed with the Securities and Exchange Commission, press releases and public conference calls. All forward-looking statements we make are based on information available to us at the time the statements are made, and we assume no obligation to update any forward-looking statements, except as may be required by law. Our business is subject to the effects of changes in domestic and global economic conditions and a number of other risks and uncertainties that could cause actual results to differ materially from those included in, or implied by, such forward-looking statements. Some of these risks and uncertainties are discussed in Item 1A. Risk Factors of Part I of our most recent quarterly report on Form 10-Q and annual report on Form 10-K. Examples of these risks include: potential environmental cleanup costs related to the Portland Harbor Superfund site; the impact of general economic conditions; volatile supply and demand conditions affecting prices and volumes in the markets for both our products and raw materials we purchase; difficulties associated with acquisitions and integration of acquired businesses; the impact of goodwill impairment charges; the impact of long-lived asset impairment charges; the realization of expected cost reductions related to restructuring initiatives; the inability of customers to fulfill their contractual obligations; the impact of foreign currency fluctuations; potential limitations on our ability to access capital resources and existing credit facilities; restrictions on our business and financial covenants under our bank credit agreement; the impact of the consolidation in the steel industry; the impact of imports of foreign steel into the U.S.; inability to realize expected benefits from investments in technology; freight rates and availability of transportation; impact of equipment upgrades and failures on production; product liability claims; the impact of impairment of our deferred tax assets; costs associated with compliance with environmental regulations; the adverse impact of climate change; inability to obtain or renew business licenses and permits; compliance with greenhouse gas emission regulations; reliance on employees subject to collective bargaining agreements; and the impact of the underfunded status of multiemployer plans in which we participate.

CONTACT:
Schnitzer Steel Industries, Inc.
Investor Relations:
Alexandra Deignan, 646-278-9711
adeignan@schn.com
or
Media Relations:
Tom Zelenka, 503-323-2821
tzelenka@schn.com
or
Company Info:
www.schnitzersteel.com
ir@schn.com